EXHIBIT 23.6

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 5, 2003, with respect to the financial statements of Blizzard Genomics, Inc. included in the Registration Statement on Form S-1 and related Prospectus of CytRx Corporation for the registration of 8,630,000 shares of its common stock.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

November 3, 2004